SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL BOND FUND, INC.
                            HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                6,130,456             95,320
    Ehrle                6,115,736            110,040
    Ferguson             6,130,841             94,934
    Gilbert              6,114,483            111,293
    Griswell             6,130,841             94,934
    Jones                6,123,621            102,154
    Keller               6,124,863            100,912
    Lukavsky             6,124,980            100,795
    Peebler              6,125,793             99,983

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          6,115,835           34,790                75,151

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Bond Account effective 1/1/98.

          In Favor            Opposed               Abstain

          5,857,779           208,982               159,015